                                                                    EXHIBIT 4.5
                                AUDITORS' REPORT

To the Unitholders of Enerplus Resources Fund:

    We have audited the consolidated balance sheet of Enerplus Resources Fund as at December 31, 2001 and the consolidated statements of income, accumulated income, accumulated cash distributions, and cash flows for the year then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Fund as at December 31, 2001 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

    The consolidated financial statements as at December 31, 2000 and 1999 and for the years then ended are the financial statements of EnerMark Income Fund (See Note 1 to the financial statements). These financial statements were audited by other auditors who expressed an opinion without reservation on those consolidated financial statements in their report dated March 14, 2001. The opinion of such auditors, however, did not cover the reconciliation of differences between Canadian and United States generally accepted accounting principles as disclosed in Note 10. We have audited the reconciliations pertaining to 2000 and 1999. In our opinion, the reconciliations are appropriate and have been presented on a basis consistent with the current year.

Calgary, Canada                                   (Signed) DELOITTE & TOUCHE LLP
October 16, 2002                                           Chartered Accountants

                                AUDITORS' REPORT

To the Unitholders of Enerplus Resources Fund:

    We have audited the consolidated balance sheet of Enerplus Resources Fund as at December 31, 2000 and 1999 and the consolidated statements of net income, accumulated income, accumulated distributions and cash flows for each of the years in the two year period ended December 31, 2000, including notes 2 through 9. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Fund as at December 31, 2000 and 1999 and the results of its operations and cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.

    Our opinion does not cover the acquisition of Enerplus Resources Fund as disclosed in Note 1, reconciliation of differences between Canadian and United States generally accepted accounting principles as disclosed in Note 10 or the description of subsequent events as disclosed in Note 11.

Calgary, Alberta                             (Signed) PRICEWATERHOUSECOOPERS LLP
March 14, 2001                                             Chartered Accountants

                            ENERPLUS RESOURCES FUND
                           CONSOLIDATED BALANCE SHEET
                               AS AT DECEMBER 31
                                 ($ THOUSANDS)

                                                                 2001         2000        1999
                                                              ----------   ----------   ---------
                                                                            (NOTE 1)    (NOTE 1)
ASSETS
Current assets
  Cash and cash equivalents.................................  $      979   $      846   $   2,482
  Accounts receivable.......................................     100,089       77,086      15,506
  Other.....................................................       4,869        6,474       1,365
                                                              ----------   ----------   ---------
                                                                 105,937       84,406      19,353
                                                              ----------   ----------   ---------
Property, plant and equipment...............................   2,667,504    1,791,649     789,174
Accumulated depletion and depreciation......................    (489,188)    (308,356)   (232,889)
                                                              ----------   ----------   ---------
                                                               2,178,316    1,483,293     556,285
                                                              ----------   ----------   ---------
Deferred reorganization charges, net of amortization
  (Note 2)..................................................          --          253       1,263
                                                              ----------   ----------   ---------
                                                              $2,284,253   $1,567,952   $ 576,901
                                                              ==========   ==========   =========
LIABILITIES AND EQUITY
Current liabilities
  Accounts payable..........................................  $   72,341   $   91,135   $  19,705
  Distributions payable to Unitholders (Note 9).............      20,860       18,925       7,547
  Payable to related company (Note 6).......................       7,915       14,222       2,852
                                                              ----------   ----------   ---------
                                                                 101,116      124,282      30,104
                                                              ----------   ----------   ---------
Bank debt (Note 3)..........................................     412,589      275,944     131,315
Future income taxes (Note 5)................................     333,560      353,115      33,593
Accumulated site restoration................................      55,403       37,596      14,035
Deferred credits (Note 2)...................................       6,591           --          --
Payable to related party (Note 6)...........................       1,909           --          --
Non-controlling interest (Note 7)...........................          --       25,013          --
                                                              ----------   ----------   ---------
                                                                 810,052      691,668     178,943
                                                              ----------   ----------   ---------
EQUITY
Unitholders' capital (Note 4)...............................   1,826,507    1,054,859     592,693
Accumulated income..........................................     324,570      144,301      78,328
Accumulated cash distributions (Note 9).....................    (777,992)    (447,158)   (303,167)
                                                              ----------   ----------   ---------
                                                               1,373,085      752,002     367,854
                                                              ----------   ----------   ---------
                                                              $2,284,253   $1,567,952   $ 576,901
                                                              ==========   ==========   =========

Signed on behalf of the Board:

           (Signed) DOUGLAS R. MARTIN                       (Signed) ROBERT L. NORMAND
                    Director                                         Director

                            ENERPLUS RESOURCES FUND
                        CONSOLIDATED STATEMENT OF INCOME
                         FOR THE YEAR ENDED DECEMBER 31
                     ($ THOUSANDS EXCEPT PER UNIT AMOUNTS)

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                          (NOTE 1)    (NOTE 1)
REVENUES
  Oil and gas sales.........................................  $ 639,379   $343,182    $169,541
  Crown royalties...........................................   (101,114)   (65,451)    (23,902)
  Freehold and other royalties..............................    (31,546)   (15,492)     (8,243)
                                                              ---------   --------    --------
                                                                506,719    262,239     137,396
Interest and other income...................................        858        611       1,045
                                                              ---------   --------    --------
                                                                507,577    262,850     138,441
                                                              ---------   --------    --------
EXPENSES
  Operating.................................................    120,082     54,997      37,228
  General and administrative................................     12,971      7,202       5,726
  Management fee (Note 6)...................................      9,323      4,556       2,204
  Interest (Note 3).........................................     17,605     15,322       9,078
  Depletion, depreciation and amortization..................    194,080     80,309      61,857
                                                              ---------   --------    --------
                                                                354,061    162,386     116,093
                                                              ---------   --------    --------
Income before taxes.........................................    153,516    100,464      22,348
                                                              ---------   --------    --------
Capital taxes...............................................      4,722      2,936       1,551
Future income tax provision (recovery) (Note 5).............    (31,475)    15,378      (4,957)
                                                              ---------   --------    --------
                                                                (26,753)    18,314      (3,406)
                                                              ---------   --------    --------
NET INCOME..................................................  $ 180,269   $ 82,150    $ 25,754
                                                              =========   ========    ========
Net income per Trust Unit
  Basic.....................................................  $    3.28   $   3.06    $   1.25
                                                              ---------   --------    --------
  Diluted...................................................  $    3.28   $   3.05    $   1.25
                                                              ---------   --------    --------
Weighted average number of
  Trust Units outstanding (thousands)
  Basic.....................................................     54,907     26,841      20,532
                                                              ---------   --------    --------
  Diluted...................................................     54,956     26,928      20,607
                                                              ---------   --------    --------

                  CONSOLIDATED STATEMENT OF ACCUMULATED INCOME
                         FOR THE YEAR ENDED DECEMBER 31
                                 ($ THOUSANDS)

                                                                2001       2000        1999
                                                              --------   ---------   ---------
                                                                         (NOTE 1)    (NOTE 1)
Accumulated income, beginning of year.......................  $144,301   $ 78,328     $52,574
Change in accounting policy (Note 2)........................        --    (16,177)         --
Net income..................................................   180,269     82,150      25,754
                                                              --------   --------     -------
Accumulated income, end of year.............................  $324,570   $144,301     $78,328
                                                              ========   ========     =======

                            ENERPLUS RESOURCES FUND
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31
                                 ($ THOUSANDS)

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                          (NOTE 1)    (NOTE 1)
OPERATING ACTIVITIES
Net income..................................................  $ 180,269   $  82,150   $ 25,754
Depletion, depreciation and amortization....................    194,080      80,309     61,857
Future income taxes (recovery) (Note 5).....................    (31,475)     15,378     (4,957)
Site restoration and abandonment costs incurred.............     (2,628)     (1,471)    (1,124)
Gain on sale of investment..................................         --          --       (565)
                                                              ---------   ---------   --------
Funds flow from operations..................................    340,246     176,366     80,965
Decrease (increase) in non-cash operating working capital...    (52,928)    (11,354)        32
                                                              ---------   ---------   --------
                                                                287,318     165,012     80,997
                                                              ---------   ---------   --------
FINANCING ACTIVITIES
Issue of Trust Units, net of issue costs (Note 4)...........    151,411     120,600     54,689
Cash distributions to Unitholders...........................   (328,899)   (132,613)   (70,603)
Bank debt (payments) proceeds...............................     58,021      77,765    (53,579)
                                                              ---------   ---------   --------
                                                               (119,467)     65,752    (69,493)
                                                              ---------   ---------   --------
INVESTING ACITIVITIES
Property, plant and equipment...............................   (228,345)    (64,984)   (25,509)
Proceeds on sale of property, plant and equipment...........     75,276      18,481     16,957
Corporate acquisitions (Notes 1 and 7)......................    (14,649)   (186,897)    (2,925)
Proceeds on sale of investments.............................         --       1,000        773
                                                              ---------   ---------   --------
                                                               (167,718)   (232,400)   (10,704)
                                                              ---------   ---------   --------
Increase (decrease) in cash.................................        133      (1,636)       800
Cash, beginning of year.....................................        846       2,482      1,682
                                                              ---------   ---------   --------
Cash, end of year...........................................  $     979   $     846   $  2,482
                                                              =========   =========   ========
SUPPLEMENTARY CASH FLOW INFORMATION
Cash income taxes paid......................................  $      --   $      --   $     --
Cash interest paid..........................................  $  17,162   $  15,199   $  9,001
                                                              =========   =========   ========

            CONSOLIDATED STATEMENT OF ACCUMULATED CASH DISTRIBUTIONS
                         FOR THE YEAR ENDED DECEMBER 31
                                 ($ THOUSANDS)

                                                                2001       2000        1999
                                                              --------   ---------   ---------
                                                                         (NOTE 1)    (NOTE 1)
Accumulated cash distributions, beginning of year...........  $447,158   $303,167    $228,272
Cash distributions..........................................   330,834    143,991      74,895
                                                              --------   --------    --------
Accumulated cash distributions, end of year (Note 9)........  $777,992   $447,158    $303,167
                                                              ========   ========    ========

                            ENERPLUS RESOURCES FUND

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

1. ACQUISITION OF ENERPLUS RESOURCES FUND

    The Merger of EnerMark Income Fund ("EnerMark") and Enerplus Resources Fund ("Enerplus" or the "Fund") which occurred on June 21, 2001 ("Merger") was accounted for as a reverse take-over as the Unitholders of EnerMark became the controlling Unitholders of the Fund after the Merger. Under this form of purchase accounting, EnerMark is deemed to have acquired Enerplus and the consolidated financial statements of the Fund for the year ended December 31, 2001 include only EnerMark's operating results prior to the Merger and the results of the merged Fund thereafter. All comparative figures and references to prior years are those of EnerMark. All disclosures of Trust Units, warrants and options and per Unit data up to June 21, 2001 Merger date have been restated using the Merger exchange ratio of 0.173 Enerplus Unit for each EnerMark Unit (the "Merger Exchange Ratio").

    EnerMark is deemed to have acquired all of the outstanding Trust Units of Enerplus on June 21, 2001 for fair market value consideration totalling $600,745,000. The 20,863,000 Trust Units of Enerplus which were outstanding prior to the Merger were recorded as deemed consideration at a value of $582,817,000 representing an exchange value of $27.94 per Trust Unit. In addition, costs and other charges of $17,928,000 related to the acquisition were recorded.

    The net assets acquired and liabilities assumed are as follows:

Property, plant and equipment...............................  $704,838
Working capital deficiency..................................   (10,415)
Long-term debt assumed......................................   (78,624)
Site restoration and abandonment............................   (14,530)
Future income taxes.........................................      (524)
                                                              --------
Net assets acquired.........................................  $600,745
                                                              ========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Management of Enerplus prepares the financial statements following Canadian generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies, if any, as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following significant accounting policies are presented to assist the reader in evaluating these consolidated financial statements and, together with the following notes, should be considered an integral part of the consolidated financial statements.

(a) ORGANIZATION AND BASIS OF ACCOUNTING

    The Fund is an open-end investment trust created under the laws of the Province of Alberta operating pursuant to the Amended and Restated Trust Indenture between EnerMark Inc., its wholly-owned subsidiary Enerplus Resources Corporation ("ERC") and CIBC Mellon Trust Company as Trustee. The beneficiaries of the Fund (the "Unitholders") are holders of Trust Units (the "Trust Units") issued by the Fund. The Fund is a limited-purpose trust whose purpose is to invest in securities of its wholly-owned subsidiary EnerMark Inc., invest in royalties granted by EnerMark Inc. and ERC, administer the assets and liabilities of the Fund and make distributions to the Unitholders.

    The Fund's financial statements include the accounts of the Fund, EnerMark Inc. and its subsidiaries on a consolidated basis. All inter-entity transactions have been eliminated.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(b) PROPERTY, PLANT AND EQUIPMENT

    OIL AND NATURAL GAS

    The Fund follows the full cost method of accounting. All costs of acquiring oil and natural gas properties and related development costs are capitalized and accumulated in one cost centre. Maintenance and repairs are charged against earnings, and renewals and enhancements which extend the recoverable reserves of the property, plant and equipment are capitalized. During 2001, general and administrative costs of $7,547,000 (2000--$7,925,000, 1999--$3,734,000) were capitalized.

    Gains and losses are not recognized upon disposition of oil and natural gas properties unless such a disposition would significantly alter the rate of depletion.

    OTHER EQUIPMENT

    All other equipment is carried at cost and is depreciated over the estimated useful lives of the assets at annual rates varying from 10% to 30%.

(c) CEILING TEST

    The Fund places a limit on the aggregate cost of property, plant and equipment, which may be carried forward for amortization against revenues of future periods (the "Ceiling Test"). The Ceiling Test is a cost recovery test whereby the capitalized costs less accumulated depletion and depreciation, accumulated site restoration and future income taxes are limited to an amount equal to estimated undiscounted future net revenues from proven reserves, plus the unimpaired costs of non-producing properties, less estimated future general and administrative expenses, site restoration cost, management fees, financing costs and capital taxes. Costs and prices at the balance sheet date are used in determining Ceiling Test amounts. Any costs carries on the balance sheet in excess of the Ceiling Test limitation are charged to earnings.

(d) DEPLETION AND DEPRECIATION

    The provision for depletion and depreciation of oil and natural gas assets is calculated using the unit-of-production method based on the Fund's share of estimated proven reserves before royalties. Reserves are converted to equivalent units on the basis of approximate relative energy content based on the Fund's share of estimated proven reserves before royalties.

(e) SITE RESTORATION AND ABANDONMENT

    The provision for estimated site restoration costs is determined using the unit-of-production method and is included in depletion, depreciation and amortization expense. Actual site restoration costs are charged against the accumulated liability.

(f) JOINT VENTURE

    Substantially all oil and natural gas production activities are conducted jointly with others. Accordingly, the accounts reflect the Fund's proportionate interest in these activities.

(g) INCOME TAXES

    The Fund is a taxable entity under the Income Tax Act (Canada) and is taxable only on income that is not distributed of distributable to the Unitholders. As the Fund distributes all of its taxable income to

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the Unitholders and meets the requirements of the Income Tax Act (Canada) applicable to the Fund, no provision for income tax has been made in the Fund.

    The Fund follows the liability method of accounting for income taxes. Under this methodology, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Fund's corporate subsidiaries and their respective tax bases, using substantially enacted income tax rates. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs.

(h) DEFERRED REORGANIZATION CHARGES

    Deferred reorganization charges were related to the inception of EnerMark and have been amortized over a five-year period ended March 31, 2001.

(i) DEFERRED CREDITS

    The deferred credits are costs associated with the mark-to-market valuation of Enerplus' natural gas price forward contracts which were "out-of-the-money" at the date of the Merger. This deferred credit will be amortized to income over the life of the natural gas financial contract ending October 31, 2004.

(j) FINANCIAL INSTRUMENTS

    The Fund uses various financial instruments to manage risks associated with crude oil and natural gas price fluctuations and to manage interest rates. The instruments are not used for trading purposes and constitute effective hedges. Proceeds and costs realized from holding the crude oil and natural gas contracts are recognized in oil and gas revenues at the time each transaction under a contract is settled. The costs or proceeds realized from holding the interest rate swaps are recognized in interest expense at the time each transaction is settled.

(k) CASH AND CASH EQUIVALENTS

    The Fund considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist primarily of funds on deposit under various terms. Cash and cash equivalents are stated at cost which approximates fair value.

(l) CHANGE IN ACCOUNTING POLICY

    Effective January 1, 2000 the Fund, on a retroactive basis, adopted the liability method of accounting for income taxes in accordance with the new Canadian Institute of Chartered Accountants income tax standard. The cumulative effect as at January 1, 2000 was to increase future income taxes payable and decrease accumulated income by $16,177,000. The 1999 financial statements have not been restated for the change. The new recommendations do not affect the Fund's cash flow or liquidity.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

3. BANK DEBT

    As at December 31, 2001 Enerplus had banking arrangements for each of ERC and EnerMark Inc. under separate, syndicated, revolving, extendible production and operating facilities (the "Facilities") in an aggregate amount of $585,000,000 (2000--$420,000,000, 1999--$200,000,000). The Facilities were secured by fixed and floating charge debentures on substantially all of the assets held by EnerMark Inc. and ERC.

    The terms of the banking arrangements provided Enerplus with various borrowing options including prime rate based advances and bankers acceptances. The average borrowing rate for the year ended December 31, 2001 was 2.98%. Interest on the bank loan amounted to $17,346,000 in 2001 (2000--$14,418,000,
1999--$9,031,000).

    As at March 1, 2002, Enerplus renegotiated the Facilities into a single syndicated facility (the "Combined Facility") in the amount of $620,000,000 which will be reviewed on May 31, 2002 and annually on May 31 of each year, thereafter. The Combined Facility is unsecured and consists of a $590,000,000, 364 day revolving committed line, with an incremental two year term and a $30,000,000 demand operating line. As with the former Facilities, the Combined Facility allows various borrowing options including prime rate based advances and banker's acceptances.

    In the event that the revolving bank line is not extended at the end of the 364 day revolving period, no payments are required to be made to non-extending lenders during the first year of the term period. However, Enerplus will be required to maintain certain minimum balances on deposit with the syndicate agent.

    The Combined Facility is the legal obligation of EnerMark Inc. and is guaranteed by ERC. Although payments to Unitholders are subordinated to the Combined Facility, Unitholders have no direct liability to EnerMark Inc. or ERC should their revenues be insufficient to repay the bank loan. However, the bank debt has priority over claims of and distributions to the Unitholders.

    Since a demand for payment, with respect to the operating facility, would be financed by the revolving facility, no portion of the operating facility has been considered as current.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

4. FUND CAPITAL

(a) UNITHOLDERS' CAPITAL

    Trust Units

    Authorized: Unlimited Number of Trust Units

                                                 2001                    2000                    1999
    ISSUED:                              ---------------------   ---------------------   ---------------------
    (THOUSANDS)                           UNITS       AMOUNT      UNITS       AMOUNT      UNITS       AMOUNT
    -----------                          --------   ----------   --------   ----------   --------   ----------
    Balance, beginning of year.........   40,925    $1,050,986    21,761    $  592,693    18,540    $  538,004
    Issued for cash:
      Pursuant to public offerings.....    4,313       101,039     4,576       109,835     2,860        47,952
      Pursuant to Option Plans.........      135         2,530       128         2,125        29           419
      Pursuant to the exercise of
        warrants.......................    1,197        33,319        17           404        --            --
      Pursuant to the expiry of
        warrants.......................       --         2,846        --            --        --            --
    Issued pursuant to the deemed
      acquisition of Enerplus
      (Note 1).........................   20,863       582,364        --            --        --            --
    Issued pursuant to the management
      agreement (Note 6)...............      173         5,000        --            --        --            --
    Distribution Reinvestment Plan.....      659        16,577       407         9,314       332         6,319
    Corporate acquisitions (Note 7)
      Cabre Exploration Ltd............    1,267        31,846     9,897       248,825        --            --
      Western Star Exploration Ltd.....       --            --        13            65        --            --
      Pursuit Resources Corp...........       --            --     2,988        64,228        --            --
      Acquisition of property
        interests......................       --            --     1,138        23,509        --            --
    Redeemed for cash..................       --            --        --           (12)       --            (1)
                                          ------    ----------    ------    ----------    ------    ----------
    Balance, end of year...............   69,532    $1,826,507    40,925    $1,050,986    21,761    $  592,693
                                          ======    ==========    ======    ==========    ======    ==========

                                                      2001                  2000                  1999
    WARRANTS                                   -------------------   -------------------   -------------------
    (THOUSANDS)                                WARRANTS    AMOUNT    WARRANTS    AMOUNT    WARRANTS    AMOUNT
    -----------                                --------   --------   --------   --------   --------   --------
    Balance, beginning of year...............    3,045    $ 3,873        --      $   --        --      $   --
    Issued during the year...................      390        496     3,065       3,873        --          --
    Exercised during the year................   (1,197)    (1,523)      (17)         --        --          --
    Expired during the year..................   (2,238)    (2,846)       (3)         --        --          --
                                                ------    -------     -----      ------     -----      ------
    Balance, end of year.....................       --         --     3,045      $3,873        --          --
                                                ======    =======     =====      ======     =====      ======

    On November 15, 2001, the Fund issued 4,312,500 Trust Units at a price of $24.75 per Trust Unit, pursuant to a short form prospectus to raise gross proceeds of $106,734,000 ($101,039,000 net of issuance costs).

    In accordance with the reverse take-over method of purchase accounting, as described in Note 1, Trust Units and warrant amounts are those of EnerMark to June 21, 2001 together with changes in consolidated capital since that date. Numbers of Trust Units and Warrants issued to June 21, 2001 have been restated on the basis of the Merger Exchange Ratio. In addition, EnerMark is deemed to have acquired the net assets of Enerplus, in exchange for the 20,863,000 Trust Units of the Fund which were

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

4. FUND CAPITAL (CONTINUED)
    outstanding at June 21, 2001, the date of the acquisition. The deemed Trust Unit gross consideration was recorded in the amount of $582,817,000 ($582,364,000 net of issuance costs).

    Under the terms of an agreement for the provision of management, advisory and administrative services with a related party (Note 6), the Fund issued 172,500 Trust Units at a recorded value of $5,000,000.

    Pursuant to an offer to purchase, which initially expired on December 21, 2000, and was subsequently extended, to January 8, 2001, the Fund acquired all of the outstanding common shares of Cabre Exploration Ltd. ("Cabre") (Note 7). As at December 31, 2000, the Fund had completed the acquisition of an 88.65% controlling interest in Cabre. The consideration for the controlling interest included the issuance of 9,897,000 Trust Units at $25.20 per Trust Unit for a value of $249,434,000 ($248,825,000 net of issuance costs) and 3,045,000 warrants at $1.27 per warrant for an ascribed value of $3,873,000. The warrants were exercisable into one Trust Unit at a price of $26.53 per Trust Unit at any time, until December 17, 2001.

    The acquisition of the remaining 11.35% non-controlling interest of Cabre was completed on January 8, 2001 and resulted in the issuance of 1,267,000 additional Trust Units, at $25.20 per Trust Unit for gross consideration of $31,924,000 ($31,846,000 net of issuance costs) and 390,000 additional warrants at $1.27 per warrant for an ascribed value of $496,000.

    On September 12, 2000, the Fund completed an offering of 4,575,850 Trust Units, at a price of $25.14 per Trust Unit, pursuant to a short form prospectus to raise gross proceeds of $115,061,000 ($109,835,000 net of issuance costs). The net proceeds of the offering were used to repay a portion of bank indebtedness incurred in connection with the acquisition of EBOC Energy Ltd. (Note 7).

    On April 3, 2000, under the terms of an offer to purchase, the Fund successfully acquired Pursuit Resources Corp. (Note 7). The total consideration included the issuance of 2,988,000 Trust Units at $21.68 per Trust Unit for a value of $64,779,000 ($64,228,000 net of issuance costs).

    On February 28, 2000, the Fund completed the acquisition of various property interests in the Hanna, Alberta area from an affiliate of a major Canadian pension fund. Consideration paid for the property interests included the issuance of 1,046,000 Trust Units recorded at $20.23 per Trust Unit. In addition, on August 30, 2000, the Fund acquired various property interests form two private corporations in exchange for 92,000 Trust Units valued at $25.78 per Trust Unit. Gross consideration for these acquisitions totalled $23,539,000 ($23,509,000 net of issuance costs).

    Pursuant to an offer to purchase which was completed on January 7, 2000, the Fund acquired all of the issued and outstanding common shares of Western Star Exploration Ltd. (Note 7). The total consideration paid included the issuance of 12,874 Trust Units recorded at $21.67 per Trust Unit, for gross consideration of $279,000 ($65,000 net of issuance costs). Total consideration also included the issuance of 20,000 warrants. Each warrant was exercisable into one Trust Unit at a price of $23.12 per Trust Unit at any time until December 31, 2000, at which time 3,000 of the warrants outstanding expired.

    Pursuant to an offering, which closed August 26, 1999, the Fund issued 1,211,000 Units at a price of $21.97 per Unit for gross proceeds of $26,606,000 ($25,076,000 net of issuance costs).

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

4. FUND CAPITAL (CONTINUED)
    In February 1999 the Fund issued 1,649,000 Units at a price of $14.16 per Unit pursuant to an Offer of Rights to subscribe for Trust Units which expired February 26, 1999 for gross proceeds of $23,350,000 ($22,876,000 net of issuance costs).

    In each of 2001, 2000, and 1999, Enerplus entered into joint venture agreements (the "Arrangements") with independent corporations (the "Corporations") whose sole purpose is to hold oil and natural gas interests earned under each Arrangement. The terms of the Arrangements require the Corporations to commit funds to be spent in joint venture with Enerplus as specified below. In addition, each Corporation has been granted the option to put its common shares to Enerplus at their fair value as determined by an independent evaluator on specified dates (the "Specified Dates"). Enerplus may elect to pay for the shares by way of cash or through the issuance of Trust Units of the Fund. If Trust Units are issued they are to be valued at 95% of their average closing price, for the 60 day period preceding the specified dates.

                                                APPROXIMATE FUNDING
DRILLING FUND CORPORATIONS                          COMMITMENT         SPECIFIED DATE
--------------------------                      -------------------   ----------------
2001 Arrangement..............................    $2.7 million           March 1, 2004
2000 Arrangement..............................    $5.4 million        February 1, 2003
1999 Arrangement..............................    $2.7 million        February 1, 2002

    As at the date of preparation of these consolidated financial statements, the Corporation involved in the 1999 Arrangement may exercise its option to put its common shares to Enerplus. Enerplus has the option to acquire the shares of the Corporation for cash or through the issuance of Trust Units.

    Trust Units are redeemable at any time, on demand by Unitholders, at 85% of the market price in effect from time to time. Redemptions cannot exceed $500,000 during any calendar month.

    Pursuant to a revised monthly Distribution Reinvestment and Unit Purchase Plan, which became effective on March 30, 2001, Unitholders are entitled to reinvest cash distributions in additional Units of the Fund. Units are issued at a discount of 5% below the weighted average market price on the Toronto Stock Exchange for the twenty trading days preceding a distribution payment date and without service charges or brokerage fees. Unitholders are also entitled to make optional cash payments to acquire additional Units. Units issued pursuant to optional cash payments are issued on the same basis as reinvested cash distributions except no discount applies.

(b) TRUST UNIT OPTION PLAN

    On August 22, 1996, a special resolution was passed approving the EnerMark Trust Unit Option Plan for trustees, directors, officers, employees of EnerMark or its affiliates, and related parties involved with the management of EnerMark. Enerplus had a similar plan for its directors, officers and employees. On June 21, 2001, in connection with the Merger, the vesting of certain EnerMark Trust Unit options was accelerated and the equivalent of in-the-money amounts on such vested options were paid out and have been included as a cost of the acquisition of Enerplus (Note 1). All outstanding EnerMark Trust Unit options were then cancelled and the 363,000 Enerplus Trust Unit Options outstanding as at June 21, 2001 were assumed.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

4. FUND CAPITAL (CONTINUED)
    Activity for the options issued pursuant to Option Plans are summarized as follows:

                                                 2001                    2000                    1999
                                         ---------------------   ---------------------   ---------------------
                                                      WEIGHTED                WEIGHTED                WEIGHTED
                                                      AVERAGE                 AVERAGE                 AVERAGE
                                           NUMBER     EXERCISE     NUMBER     EXERCISE     NUMBER     EXERCISE
                                         OF OPTIONS    PRICE     OF OPTIONS    PRICE     OF OPTIONS    PRICE
                                         ----------   --------   ----------   --------   ----------   --------
                                                          (THOUSANDS EXCEPT PER UNIT AMOUNTS)
    EnerMark Unit Options outstanding
      beginning of year................      609       $24.28         740      $28.32         814      $37.05
      Granted..........................      639       $26.53         294      $22.31         318      $14.62
      Exercised........................      (80)      $17.98        (128)     $16.59         (29)     $14.62
      Cancelled........................     (321)      $26.47        (297)     $35.84        (363)     $36.94
      Accelerated due to Merger........     (847)      $25.72
    Enerplus Unit Options outstanding
      at June 21, 2001.................      363       $21.03          --                      --
      Exercised........................      (55)      $21.94          --                      --
      Cancelled........................      (44)      $20.47          --                      --
                                            ----                    -----                   -----
      Outstanding at end of year.......      264       $20.93         609      $24.28         740      $28.32
    Balance of Trust Units reserved but
      not issued.......................       --                    1,852                     349
                                            ----                    -----                   -----
    Total Trust Units reserved as at
      the end of the year..............      264                    2,461                   1,089
                                            ====                    =====                   =====

    The following table summarizes information with respect to outstanding Unit Options as at December 31, 2001:

           NUMBER
       OUTSTANDING AT                                              NUMBER
        DECEMBER 31,                          EXPIRY DATE      EXERCISABLE AT
            2001            EXERCISE PRICES   DECEMBER 31     DECEMBER 31, 2001
       --------------       ---------------   ------------   -------------------
         (THOUSANDS)                                             (THOUSANDS)
              27                 $15.30           2002               27
              52                 $17.10           2003               23
             185                 $22.90           2004               49
             ---                 ------                              --
             264                 $20.93                              99
             ===                 ======                              ==

(c) TRUST UNIT RIGHTS INCENTIVE PLAN

    On June 21, 2001, a special resolution was passed to approve the adoption of a Trust Unit Rights Incentive Plan ("Incentive Plan") pursuant to which rights to acquire Enerplus Trust Units may be granted to trustees, directors, officers, employees, of the Fund or its affiliates and related parties involved in the management of the Fund. Under the Incentive Plan, distributions per Trust Unit to Enerplus Unitholders in a calendar quarter which represent a return of more than 2.5% of the net

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

4. FUND CAPITAL (CONTINUED)
    property, plant and equipment of Enerplus at the end of such calendar quarter would result in a reduction in the exercise price of the Rights. No such reductions have occurred in 2001.

    Activity for the options issued pursuant to the Incentive Plan is as follows:

                                                      2001                   2000                   1999
                                              --------------------   --------------------   --------------------
                                               NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE
                                              OF RIGHTS    PRICE     OF RIGHTS    PRICE     OF RIGHTS    PRICE
                                              ---------   --------   ---------   --------   ---------   --------
                                                             (THOUSANDS EXCEPT PER UNIT AMOUNTS)
    Incentive Plan Rights outstanding
      beginning of year.....................       --          --         --          --         --          --
      Granted...............................    1,360      $24.50         --          --         --          --
      Cancelled.............................      (42)     $24.50         --          --         --          --
                                                -----      ------      -----      ------      -----      ------
    Outstanding at end of year..............    1,318      $24.50         --          --         --          --
    Balance of Trust Units reserved but not
      issued................................    1,422
                                                -----      ------      -----      ------      -----      ------
    Total Trust Units reserved at the end of
      year..................................    2,740                     --                     --
                                                -----      ------      -----      ------      -----      ------
    Exercisable at December 31, 2001........       --                     --                     --
                                                -----      ------      -----      ------      -----      ------

5. INCOME TAXES

(a) THE FUND

    The Fund is an inter vivos trust for income tax purposes. As such, the Fund is taxable on any income which is not allocated to the Unitholders. The Fund intends to allocate all income to Unitholders. Should the Fund incur any income taxes, the funds available for distribution will be reduced accordingly.

    During 2001, the Fund had taxable income of $181.3 million
    (2000 --$69.1 million and 1999--$20.0 million) or $4.71 per Unit
    (2000--$2.44 per Unit and 1999--$0.956 per Unit) which was allocated to the Unitholders. Taxable income of the Fund is comprised of income on securities issued by EnerMark and royalty income, less deductions for Canadian oil and gas property expense ("COGPE"), which is claimed at a rate of 10% on a declining balance basis and the allowable portion of the cost of issuing new Trust Units during the period. Any losses which occur in the Fund must be retained in the Fund and may be carried forward and deducted from taxable income for a period of seven years. As at December 31, 2001, the Fund had no losses available for carry forward.

    The amounts of COGPE and issue costs remaining in the Fund are as follows:

                                                    2001                  2000                  1999
                                             -------------------   -------------------   -------------------
                                             PER UNIT    AMOUNT    PER UNIT    AMOUNT    PER UNIT    AMOUNT
                                             --------   --------   --------   --------   --------   --------
    COGPE..................................   $5.49     $381,563    $2.14     $87,294     $4.45     $ 96,993
    Issue costs............................    0.14       10,063     0.17       7,681      0.23        4,800
                                              -----     --------    -----     -------     -----     --------
    Total..................................   $5.63     $391,626    $2.31     $94,975     $4.68     $101,793
                                              =====     ========    =====     =======     =====     ========

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

5. INCOME TAXES (CONTINUED)
(b) CORPORATE SUBSIDIARIES

    The provision for future income taxes arises from temporary differences in the recognition of revenues and expenses for income tax and accounting purposes. The temporary differences, tax effected at substantially enacted rates, comprising the future income tax liability are as follows:

                                                                    2001       2000
                                                                  --------   --------
    Excess of net book value of property, plant and equipment
      over the underlying tax basis.............................  $350,754   $367,486
    Future site restoration deductions..........................   (17,643)   (14,318)
    Other.......................................................       449        (53)
                                                                  --------   --------
    Future income tax liability.................................  $333,560   $353,115
                                                                  ========   ========

    The provisions for income taxes vary from the amounts that would be computed by applying the combined Canadian federal and provincial income tax rates for the following reasons:

                                                                    2001       2000     1999(1)
                                                                  --------   --------   --------
    Net income before taxes.....................................  $153,516   $100,464   $ 22,348
                                                                  --------   --------   --------
    Computed income tax expense (recovery) at substantially
      enacted rates of 42.62% (44.62% for 2000 and 1999)........  $ 65,429   $ 44,827   $  9,972
    Increase (decrease) resulting from:
      Net income attributed to the Fund.........................   (95,671)   (32,173)   (14,755)
      Non-deductible crown royalties and other payments.........    43,309     29,166     11,279
      Federal resource allowance................................   (43,658)   (26,975)    (9,935)
      Non-deductible depletion..................................        --         --      1,176
      ARTC......................................................      (214)      (249)      (614)
      Other.....................................................      (670)       782     (2,080)
                                                                  --------   --------   --------
    Future income taxes (recovery)..............................  $(31,475)  $ 15,378   $ (4,957)
                                                                  ========   ========   ========

------------

(1) See Note 2 (l)

6. RELATED PARTY TRANSACTIONS

   Management, advisory and administration services are supplied to the Fund on a fee and cost reimbursement basis, pursuant to a new agreement with Enerplus Global Energy Management Company ("EGEM"), commencing on June 21, 2001, and prior thereto with EMR Resource Management Ltd., a wholly-owned subsidiary of EGEM. As at December 31, 2001, $7,406,000 was payable to EGEM, pursuant to this agreement.

    Management fees equal to 2.2% of operating income to June 21, 2001 and 2.75%, thereafter, are reported on the Consolidated Statement of Income. Pursuant to the agreement, prior to June 21, 2001, fees of $302,000 earned in relation to certain property acquisitions and divestitures of Enerplus which are included in the cost of property, plant and equipment. Under the new agreement, acquisition and divestment fees were eliminated and replaced with a performance fee based on both the total return of the Fund and its

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

6. RELATED PARTY TRANSACTIONS (CONTINUED) relative performance, as compared to other senior Canadian conventional oil and gas energy funds. For the year ended December 31, 2001, no amounts for performance fees are included in the determination of management fees as reported on the Consolidated Statement of Income. In conjunction with the Merger, EGEM received a minimum fee of 172,500 Enerplus Trust Units with an assigned value of $5,000,000. The fee was accounted for as a cost of the Merger.

    Pursuant to a share purchase agreement related to the Merger, EnerMark Inc. acquired all of the outstanding common shares of ERC from EGEM resulting in ERC becoming a wholly-owned subsidiary of Enerplus. Consideration for the shares was $2,545,000 and is payable over a five year period ending September 2006, through a reduction in management fees. Of this amount, $509,000 has been classified as a current liability. The non-refundable fee advance and acquisition cost of the ERC shares has been included as a cost of the acquisition of Enerplus Resources Fund.

    In addition to the transactions described above, Enerplus has entered into a financial instrument contract with an indirect subsidiary of El Paso Energy Corporation, the ultimate parent of EGEM, as described in Note 8.

7. CORPORATE ACQUISITIONS

(a) CABRE EXPLORATION LTD.

    Pursuant to an offer to purchase, initially expiring December 21, 2000 and subsequently extended to January 8, 2001, Enerplus acquired all of the outstanding common shares of Cabre, a public Alberta corporation, of which Enerplus held an 88.65% controlling interest as at December 31, 2000.

    The 88.65% controlling interest in Cabre was acquired for a total consideration of $259,878,000 which consisted of 9,897,000 Trust Units with a recorded value of $249,434,000, costs associated with the acquisition of $6,571,000 and 3,045,000 warrants excercisable into one Trust Unit at a price of $26.53 until December 17, 2001 with a recorded value of $3,873,000. A future tax cost of $46,077,000 plus an amount of $64,510,000 by which the total consideration exceeded the proportionate carrying value recorded in the accounts of Cabre has been allocated as an increase to property, plant and equipment.

    The acquisition of the remaining 11.35% in common shares of Cabre was completed on January 8, 2001 for a total consideration of $32,420,000 which consisted of 1,267,000 Trust Units with a recorded value of $31,924,000 and 390,000 warrants excercisable into one Trust Unit at a price of $26.53 until December 17, 2001 with a recorded value of $496,000. A future tax cost of $11,396,000 plus an amount of $7,407,000 by which the total consideration exceeded the proportionate carrying value recorded in the accounts of Cabre has been allocated as an increase to property, plant and equipment.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

7. CORPORATE ACQUISITIONS (CONTINUED)
    The net assets acquired and liabilities assumed for the completed acquisition are summarized as follows:

                                                                     88.65%         11.35%
                                                                  DECEMBER 31,    JANUARY 8,     100.00%
                                                                      2000           2001         TOTAL
                                                                  -------------   -----------   ---------
    Property, plant and equipment...............................    $ 484,550      $ 18,803     $ 503,353
    Working capital deficiency..................................      (21,424)           --       (21,424)
    Long-term debt assumed......................................      (18,213)           --       (18,213)
    Site restoration and abandonment............................      (19,196)           --       (19,196)
    Future income taxes.........................................     (140,826)      (11,396)     (152,222)
    Non-controlling interest....................................      (25,013)       25,013            --
                                                                    ---------      --------     ---------
    Net assets acquired.........................................    $ 259,878      $ 32,420     $ 292,298
                                                                    =========      ========     =========

    Cabre was formally amalgamated effective January 17, 2001 with EnerMark Inc. and the amalgamated entity was continued under the name EnerMark Inc.

(b) EBOC ENERGY LTD.

    On September 1, 2000, the Fund acquired all outstanding common shares of EBOC Energy Ltd. ("EBOC") a private Alberta corporation for total consideration of $148,217,000 comprised of $143,585,000 in cash and related costs of $4,632,000. A future income tax cost of $84,882,000 plus an amount of $105,761,000 by which the total consideration paid exceeded the carrying value recorded in the accounts of EBOC has been allocated as an increase to property, plant and equipment. The net assets acquired and liabilities assumed are summarized as follows:


    Property, plant and equipment...............................  $ 263,608
    Working capital deficiency..................................     (2,947)
    Long-term debt assumed......................................     (6,428)
    Site restoration and abandonment............................       (287)
    Future income taxes.........................................   (105,729)
                                                                  ---------
    Net assets acquired.........................................  $ 148,217
                                                                  =========

    EBOC was amalgamated effective September 1, 2000 with EnerMark Inc. and the amalgamated entity was continued under the name EnerMark Inc.

(c) PURSUIT RESOURCES CORP.

    Pursuant to a take-over bid which was completed on April 3, 2000, the Fund acquired all outstanding common shares of Pursuit Resources Corp. ("Pursuit") a public Alberta corporation. The total consideration of $81,670,000 consisted of 2,988,000 Trust Units of the Fund with a recorded value of $64,779,000, cash of $14,693,000 and costs associated with the acquisition in the amount of $2,198,000. A future income tax cost of $29,821,000 plus an amount of $37,060,000 by which the total consideration paid exceeded the carrying value recorded in the accounts of Pursuit has been allocated as an increase

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

7. CORPORATE ACQUISITIONS (CONTINUED)
    to property, plant and equipment. The net assets acquired and liabilities assumed are summarized as follows:


    Property, plant and equipment...............................  $ 159,213
    Working capital.............................................      1,079
    Long-term debt assumed......................................    (37,195)
    Site restoration and abandonment............................     (1,381)
    Future income taxes.........................................    (40,046)
                                                                  ---------
    Net assets acquired.........................................  $  81,670
                                                                  =========

    Pursuit remained a wholly-owned subsidiary of EnerMark Inc. until July 1, 2000 when it was amalgamated with EnerMark Inc. and the amalgamated entity was continued under the name EnerMark Inc.

(d) WESTERN STAR EXPLORATION LTD.

    Pursuant to a take-over bid which was completed on January 7, 2000, the Fund acquired all outstanding common shares of Western Star Exploration Ltd. ("Western Star") a public Alberta corporation. The total consideration of $22,035,000 consisted of 12,874 Trust Units of the Fund with a recorded value of $279,000, cash of $21,251,000 and related costs of $505,000. Recipients of Trust Units also received 20,000 warrants, which were exercisable into one Trust Unit at a price of $23.12 per Trust Unit until December 31, 2000. The total consideration paid in excess of the carrying value recorded in the accounts of Western Star has been allocated as an increase to property, plant and equipment in the amount of $8,400,000. The net assets acquired and liabilities are summarized as follows:


    Property, plant and equipment...............................  $27,894
    Working capital deficiency..................................     (495)
    Long-term debt assumed......................................   (5,028)
    Site restoration and abandonment............................     (336)
                                                                  -------
    Net assets acquired.........................................  $22,035
                                                                  =======

    Western Star remained a wholly-owned subsidiary of EnerMark Inc. until April 1, 2000 when it was amalgamated with EnerMark Inc. and the amalgamated entity was continued under the name EnerMark Inc.

(e) DERRICK ENERGY CORPORATION

    Pursuant to a plan of arrangement which closed June 4, 1999, the Fund acquired all of the outstanding shares of Derrick Energy Corporation ("Derrick"), a public Alberta corporation, and immediately thereafter disposed of 80% of Derrick's petroleum and natural gas assets to predecessor companies of ERC. The total net consideration of $2,925,000 consisted of $26,888,000 in cash and $73,000 in costs associated with the arrangement less disposal proceeds of $24,036,000. The carrying value recorded in the accounts of Derrick exceeded the total consideration paid net of disposal proceeds by $2,575,000

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

7. CORPORATE ACQUISITIONS (CONTINUED)
    and has been allocated as a decrease to property, plant and equipment. The net assets acquired and liabilities assumed are summarized as follows:


    Property, plant and equipment...............................   $3,748
    Working capital deficiency..................................     (776)
    Site restoration and abandonment............................      (47)
                                                                   ------
    Net assets acquired.........................................   $2,925
                                                                   ======

    Derrick remained a wholly-owned subsidiary of EnerMark Inc. until January 1, 2000 when it was amalgamated with EnerMark Inc. and the amalgamated entity was continued under the name EnerMark Inc.

8. FINANCIAL INSTRUMENTS

    The Fund's financial instruments that are included in the balance sheet are comprised of current assets, current liabilities, the bank debt and the long-term payable to related party.

    The fair market values of these instruments approximate their carrying amount due to the short-term maturity of these instruments and the variable interest rates applied to the bank debt. Virtually all of the Fund's accounts receivable are with customers in the oil and natural gas industry and are subject to normal industry credit risks.

    The Fund uses various types of financial instruments to manage the risk related to fluctuating commodity prices. The fair values of these instruments are based on an approximation of the amounts that would have been paid to or received from counterparties to settle these instruments as at December 31, 2001. The Fund may be exposed to losses in the event of default by the counterparties to these instruments. This credit risk is controlled by the Fund through the selection of financially sound counterparties.

CRUDE OIL

    As at December 31, 2001 Enerplus has three separate three-way financial option transactions that are designed to reduce a downward impact of crude oil prices of 3,675 bbls/day of crude oil production. The

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

8. FINANCIAL INSTRUMENTS (CONTINUED)
total cost to be amortized in 2002 is $859,000. The fair value of the financial crude oil hedges as at December 31, 2001 reflects an unrealized gain of $274,000.

                                                                                       WTI US$/BBL
                                                                             -------------------------------
                                                             DAILY VOLUMES     SOLD     PURCHASED     SOLD
FINANCIAL INSTRUMENT TYPE                                      BBLS/DAY        CALL        PUT        PUT
-------------------------                                    -------------   --------   ---------   --------
Crude Oil 2002
  Financial Contracts
  3-Way option.............................................      1,500        $27.00     $19.50      $16.00
  3-Way option(1)..........................................      1,500        $25.00     $19.50      $17.00
  3-Way option.............................................        675        $27.00     $19.50      $17.00
                                                                 -----        ------     ------      ------
TOTAL......................................................      3,675
                                                                 =====

------------

(1) The counterparty to one of the 3-way crude oil options above, is a subsidiary of El Paso Energy Corporation which is the ultimate parent of EGEM (refer to Note 6). The remaining option premiums for these instruments are $276,000 and are being amortized over their remaining terms.

NATURAL GAS

    As at December 31, 2001 Enerplus has physical and financial contracts in place on approximately 57 MMcf/day of natural gas in 2002 and 20 MMcf/day of natural gas in 2003. The remaining costs to be amortized in 2002 are $2,032,000 and $1,696,000 in 2003. The fair value of the financial natural gas hedges as at December 31, 2001 reflects an unrealized loss of $711,000.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

8. FINANCIAL INSTRUMENTS (CONTINUED)
    The following table summarizes the commodity risk management positions as at December 31, 2001:

                                                                                     AECO $/MCF
                                                ANNUALIZED     ------------------------------------------------------
                                               DAILY VOLUMES     SOLD     PURCHASED     SOLD      FIXED     ESCALATED
FINANCIAL INSTRUMENT TYPE                          MCF/D         CALL        PUT        PUT       PRICE       PRICE
-------------------------                      -------------   --------   ---------   --------   --------   ---------
Natural Gas 2002
  Physical contracts.........................       6,002          --          --         --      $2.64          --
  Physical contracts.........................       1,967          --          --         --         --       $2.01
                                                   ------
                                                    7,969
  Financial contracts
  Collar(1)..................................       9,084       $5.27       $3.69         --         --          --
  Put(1).....................................       9,084          --       $3.69         --         --          --
  Swap.......................................       3,792          --       $2.90         --         --          --
  Collar.....................................       7,584       $4.22       $3.43         --         --          --
  Collar.....................................       5,688       $4.81       $3.43         --         --          --
  Collar.....................................      14,220       $4.22       $3.32         --         --          --
                                                   ------       -----       -----      -----      -----       -----
Total........................................      57,421
                                                   ======
Natural Gas 2003
  Physical contracts.........................       2,369          --          --         --      $2.64          --
  Physical contracts.........................       1,967          --          --         --         --       $2.23
                                                   ------       -----       -----      -----      -----       -----
                                                    4,336
  Financial contracts
  Collar(1)..................................       5,922       $5.27       $3.69         --         --          --
  Put(1).....................................       5,922          --       $3.69         --         --          --
  Swap.......................................       3,792          --       $2.90         --         --          --
                                                   ------       -----       -----      -----      -----       -----
Total........................................      19,972
                                                   ------
Natural Gas 2004
  Physical contracts.........................       1,967          --          --         --         --       $2.33
  Financial contracts swaps..................       3,160          --       $2.90         --         --          --
                                                   ------       -----       -----      -----      -----       -----
Total........................................       5,127
                                                   ======
Natural Gas 2005 - 2010
  Physical...................................       1,967          --          --         --         --       $2.43
                                                   ------       -----       -----      -----      -----       -----

------------

(1) The counterparty to these natural gas collars and puts, is a subsidiary of El Paso Energy Corporation which is the ultimate parent of EGEM (refer to Note 6). The option premiums for these instruments are $3,728,000 and are being amortized over their remaining terms.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

9. RESTATEMENT OF PRIOR YEARS DISTRIBUTION PAYABLE TO UNITHOLDERS

   The comparative consolidated balance sheets for December 31, 2000 and 1999 and consolidated statements of accumulated cash distributions for each of the years then ended have been restated to recognize a current liability to Unitholders representing the monthly distribution that was declared on December 20, 2000 and December 20, 1999 and paid on January 20, 2001 and
January 20, 2000, respectively. The effect of this change is to increase distributions payable to Unitholders and increase accumulated cash distributions by $18,925,000 and $7,547,000 as at December 31, 2000 and 1999, respectively.
There is no current or prior effect to the Fund's cash flow or earnings.

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Fund's consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These principles, as they pertain to the Fund's consolidated statements, differ from United States generally accepted accounting principles
("U.S. GAAP") as follows:

(a) Under U.S. GAAP, for Securities and Exchange Commission registrants following full cost accounting, the carrying value of petroleum and natural gas properties and related facilities, net of deferred income taxes, is limited to the present value of after tax future net revenue from proven reserves, discounted at 10 percent (based on prices and costs at the balance sheet date), plus the lower of cost and fair value of unproven properties. Under Canadian GAAP, the Ceiling Test is calculated without application of a discount factor, but includes general and administration, management fees and interest expense.

    Where the amount of a Ceiling Test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depletion, depreciation and amortization will differ in subsequent years. As at December 31, 2001, the application of the Ceiling Test under U.S. GAAP resulted in a write down of $744.3 million ($458.4 million after tax) of capitalized costs. At December 31, 2000 and 1999, the application of the Ceiling Test under U.S. GAAP did not result in a write down of capitalized costs. Under Canadian GAAP, the application of the Ceiling Test did not result in a write down for the years 2001, 2000 and 1999.

(b) SFAS 123, "Accounting for Stock-based Compensation", establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by SFAS 123, Enerplus has elected to continue to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board Opinion 25 ("APB 25"). Since all Unit Options and Trust Unit Rights were granted with an exercise price equal to the market price at the date of the grant, no compensation cost has been charged to income. Had compensation cost for Enerplus stock options been determined based on the fair market value at the grant dates of the awards consistent with methodology prescribed by SFAS 123, Enerplus net income
    (loss) and net

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    income (loss) per Unit for years ended December 31, 2001, 2000 and 1999 would have been the pro forma amounts indicated below:

                                                                        YEARS ENDED DECEMBER 31,
                                                                  -------------------------------------
                                                                    2001           2000          1999
                                                                  ---------      --------      --------
                                                                   (THOUSANDS EXCEPT PER UNIT AMOUNTS)
    Net income (loss):
      As reported under U.S. GAAP...............................  $(261,288)     $98,261       $48,024
      Pro forma.................................................   (262,191)      96,813        46,627
    Net income (loss) per Unit
    Basic
      As reported under U.S. GAAP...............................  $   (4.76)     $  3.66       $  2.34
      Pro forma.................................................  $   (4.78)     $  3.61       $  2.27
    Diluted
      As reported under U.S. GAAP...............................  $   (4.76)     $  3.65       $  2.33
      Pro forma.................................................  $   (4.78)     $  3.60       $  2.26

    The estimated fair value of the options issued under the Unit Options Plan and the Trust Unit Right Incentive Plan was determined using the Black-Scholes model and the following assumptions:

                                                                   2001         2000         1999
                                                                ----------   ----------   ----------
    Risk-free interest rate...................................       2.35%        5.98%        5.07%
    Estimated hold period prior to exercise...................    3 years      3 years      3 years
    Volatility in the market price of the Trust Units.........       24.5%        33.5%        36.3%
    Estimated monthly cash distributions......................  $0.11/Unit   $0.07/Unit   $0.05/Unit

    The weighted average fair value of options granted in 2001, 2000 and 1999 was $0.75, $0.80 and $0.61 per option, respectively.

    As the exercise price of the rights is subject to downward revisions from time to time, the rights plan is a variable compensation plan under U.S. GAAP. Accordingly, compensation expense is determined as the excess of the market price over the exercise price of the rights at the end of each reporting period and is deferred and recognized in income over the vesting period of the rights. At December 31, 2001, no downward revision in exercise price had occurred and no compensation expense has been recognized for the rights. Due to the nature of the rights it is not possible to estimate the fair value of the rights.

(c) U.S. GAAP requires the reporting of comprehensive income in addition to net earnings. Comprehensive income includes net income plus certain other items not included in net income. The Fund's Comprehensive income is the same as its net income.

(d) Under U.S. GAAP the measurement date for acquisitions is the date the acquisition is announced. Under Canadian GAAP the measurement date for the acquisition is the closing date. Under U.S. GAAP, Unitholders' capital and property, plant and equipment has been increased by $37.3 million in 2001 and decreased by $7.8 million in 2000 for differences in the value of Trust Units issued to effect certain acquisitions.

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
(e) Effective January 1, 2000, the Fund adopted the recommendations of the Canadian Institute of Chartered Accountants on accounting for future income taxes and changed from the deferral method to the liability method. This liability method differs from U.S. GAAP due to the application of transitional provisions and the accounting for certain Canadian income tax credits and allowances. In 1999, under U.S. GAAP future income taxes and property, plant and equipment was increased by $4.5 million.

(f) Effective January 1, 2001, for U.S. reporting purposes, the Fund adopted Statement of Financial Accounting Standards ("SFAS") No. 133. "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments (including derivative instruments embedded in other contracts), as defined, be recorded in the balance sheet as either an asset or a liability measured at fair value and requires that changes in fair value be recognized currently in income unless specific hedge accounting criteria are met. There are no similar standards under Canadian GAAP.

    Hedge accounting treatment allows unrealized gains and losses to be deferred in other comprehensive income (for the effective portion of the hedge) until such time as the forecasted transaction occurs and requires that an entity formally document, designate and assess effectiveness of derivative instruments that receive hedge accounting treatment. The Fund has chosen to not formally document and designate its financial derivatives outstanding at December 31, 2001 and 2000 as hedges for U.S. GAAP purposes.

(g) The following supplemental pro forma information has been prepared using U.S. GAAP and gives effect to the Merger as if it had occurred on January 1 of each of the following years:

                                                                  DECEMBER 31, 2001    DECEMBER 31, 2000
                                                                  ------------------   ------------------
                                                                     (UNAUDITED)          (UNAUDITED)
    Revenues, net of royalties..................................       $ 604,443            $408,747
    Net income..................................................       $(191,199)           $133,435
    Net income per Unit
      Basic.....................................................       $   (2.95)           $   2.80
      Fully diluted.............................................       $   (2.95)           $   2.79

(h) RECENT DEVELOPMENTS IN U.S. ACCOUNTING STANDARDS

    In July 2001, the Financial Accounting Standards Board ("FASB") issued
    SFAS 141, "Business Combinations", and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001.
    SFAS 142 requires that goodwill and intangible assets with an indefinite useful life no longer be amortized, but instead tested for impairment at least annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization and non-amortization provisions of SFAS 142. At this time, the adoption of SFAS 141 and SFAS 142 have no impact on the Fund's financial statements.

    In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations". SFAS 143 requires liability recognition for retirement obligations associated with tangible long-lived assets. The obligations included within the scope of SFAS 143 are those for which the Fund faces a legal obligation for settlement. The initial measurement of the asset retirement obligation is to be at fair value. The asset retirement cost equal to the fair value of the retirement obligation is to be capitalized as part of

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    the cost of the related long-lived asset and amortized to expense over the useful life of the asset. SFAS 143 is effective for all fiscal years beginning after June 15, 2002. The total impact on the Fund's financial statements has not yet been determined.

    The application of U.S. GAAP would have the following effects on net income as reported:

                                                                     2001           2000           1999
                                                                  ----------      ---------      ---------
                                                                   ($ THOUSANDS EXCEPT PER UNIT AMOUNTS)
    Net income as reported in the Consolidated Statement of
      Income....................................................  $ 180,269        $82,150        $25,754
    Adjustments, net of applicable income tax
      Write-down of property, plant and equipment...............   (458,474)            --             --
      Depletion, depreciation and amortization..................     17,168         16,111         22,270
      Unrealized gain on financial derivatives..................       (251)            --             --
                                                                  ---------        -------        -------
    Net income (loss) and comprehensive income (loss)...........  $(261,288)       $98,261        $48,024
                                                                  =========        =======        =======
    Net income (loss) per Unit
      Basic.....................................................  $   (4.76)       $  3.66        $  2.34
      Diluted...................................................  $   (4.76)       $  3.65        $  2.33
    Weighted average number of Units outstanding
      Basic.....................................................     54,907         26,841         20,532
      Diluted...................................................     54,956         26,928         20,607
                                                                  =========        =======        =======

    The application of U.S. GAAP would have the following effects on the balance sheet as reported:

                                                                 CANADIAN     INCREASE
                                                                   GAAP      (DECREASE)    U.S. GAAP
                                                                ----------   -----------   ----------
                                                                            ($ THOUSANDS)
    December 31, 2001
      Financial derivative assets.............................  $       --   $       274   $      274
      Property, plant and equipment, net......................   2,178,316    (1,018,610)   1,159,706
      Financial derivative liabilities........................          --           711          711
      Future income taxes.....................................     333,560      (406,556)     (72,996)
      Unitholders' capital....................................   1,826,507        29,626    1,856,133
      Accumulated income......................................     324,570      (642,117)    (317,547)
    December 31, 2000
      Property, plant and equipment, net......................   1,483,293      (339,588)   1,143,705
      Future income taxes.....................................     353,115      (131,270)     221,845
      Unitholders' capital....................................   1,054,859        (7,758)   1,047,101
      Accumulated income......................................     144,301      (200,560)     (56,259)
    December 31, 1999
      Property, plant and equipment, net......................     556,285      (359,183)     197,102
      Future income taxes.....................................      33,593      (126,335)     (92,742)
      Accumulated income......................................  $   78,328   $  (232,848)  $ (154,520)

                            ENERPLUS RESOURCES FUND

                        DECEMBER 31, 2001, 2000 AND 1999

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS EXCEPT
                               PER UNIT AMOUNTS)

11. EVENTS SUBSEQUENT TO DECEMBER 31, 2001

(a) On June 19, 2002, Enerplus issued senior, unsecured notes (the "Notes") in the amount of US$175,000,000. The Notes have a final maturity date of June 19, 2014 and bear interest at 6.62% per annum, with interest paid semi-annually on June 19 and December 19 of each year. The Note Purchase Agreement requires the Fund to make five annual amortizing principal repayments of 20% of the initial principal amount, commencing on June 19, 2010.

    Concurrent with the issuance of the Notes, Enerplus entered into a cross currency swap with a syndicate of major financial institutions. Under the terms of the swap, the amount of the Notes was fixed for purposes of interest and principal repayments as a notional amount of CDN$268,328,000. Interest payments are made on a floating rate basis, set at the rate for three-month Canadian banker's acceptances, plus 1.18%. Costs incurred in connection with issuing the Notes, in the amount of $1,892,000, are being amortized over the term of the Notes.

    Proceeds from the Notes were fully applied to outstanding bank indebtedness and reduced the amount of credit available under the bank credit facilities (the "Facilities") from $620,000,000 to $351,672,000. The Facilities remain unsecured and consist of a $332,000,000 revolving committed line with an incremental two-year term, and a $29,672,000 operating line. Various borrowings are available under the Facilities including prime rate based and banker's acceptance loans.

(b) On August 8, 2002 the Fund acquired a 16% working interest in Oil Sands Lease #24 (also known as the Joslyn Creek Lease) for $16.4 million and the assumption of $4.1 million in contingent project debt. The contingent project debt was comprised of $3,360,000 of principal and approximately $740,000 in accrued interest. Interest is accrued at the Bank of Canada prime business rate and is not compounded. The debt is contingent on both production and pricing hurdles with respect to development on the lease. It is too early in the development of this project to determine if these hurdles will be satisfied.

(c) On September 12, 2002, Enerplus closed an equity offering of 4,750,000 trust units at a price of $26.85 per trust unit for gross proceeds of $127,538,000 (net $120,886,000).

(d) On October 3, 2002, the Fund announced that it had acquired all of the issued and outstanding shares of Celsius Energy Resources Ltd., a private oil and gas company, for total cash consideration of approximately
    $165.9 million including working capital adjustments. The acquisition will be accounted for by the purchase method with the results of operations included in the financial statements of the Fund from the closing date of October 21, 2002.